Exhibit 10.3

Dogwood therapeutics, inc.

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of March 6, 2025 (the “Effective Date”), is made by and between Dogwood Therapeutics, Inc., a Delaware corporation (“Dogwood”) and [__] (“Individual”).

WHEREAS, as of the Effective Date, Individual beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has sole or shared voting power with respect to [__] shares of common stock, par value $0.0001 per share of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, Dogwood and Individual agree as follows:

1.	Agreement to Vote Shares. Individual agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Dogwood or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Dogwood, with respect to the proposals set forth on Schedule 1 hereto (the “Stockholder Approvals”), Individual shall, or shall cause the holder of record on any applicable record date to:
(a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum; and
(b)	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Individual shall be entitled to so vote: (i) in favor of the Stockholder Approvals and any matter that could reasonably be expected to facilitate the Stockholder Approvals; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the Stockholder Approvals on the date on which such meeting is held. Individual shall not take or commit or agree to take any action inconsistent with the foregoing.
2.	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the effective time of the Stockholder Approvals.
3.	Additional Purchases. Individual agrees that any shares of capital stock or other equity securities of Dogwood that Individual purchases or with respect to which Individual otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. Further, any equity securities of Dogwood acquired by Individual after the execution of this Agreement and prior to the Expiration Date upon the conversion of shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 shall be deemed New Shares for the purposes of this Agreement.
4.	Share Transfers. From and after the date hereof until the Expiration Date, Individual shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) (“Transfer”) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Individual contained herein untrue or incorrect or have the effect of preventing or disabling Individual from performing its obligations under this Agreement. Notwithstanding the foregoing, Individual may make a transfer of Shares to one or more partners or members of Individual or to an affiliated corporation, trust or other entity under common control with Individual, provided that, in each such case the applicable transferee has signed a voting agreement in substantially the form hereof or joinder to this Agreement. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by this Section 4, sale by Individual’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), (x) the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and the transferee shall agree in writing to be bound by the terms and conditions of this Agreement or executes a joinder to this Agreement, in a form reasonably acceptable to Dogwood, and either Individual or the transferee provides Dogwood with a copy of such agreement promptly upon consummation of any such transfer. Any Transfer in violation of this Section 4 shall be null and void.
5.	Representations and Warranties of Individual. Individual hereby represents and warrants to Dogwood as follows:
(a)	Individual has all necessary power and authority to execute and deliver this Agreement, to perform Individual’s obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement, performance of Individual’s obligations hereunder and the consummation of the transactions contemplated hereby by Individual have been duly authorized by all necessary action on the part of Individual and no other proceedings on the part of Individual are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby;
(b)	This Agreement has been duly executed and delivered by or on behalf of Individual and, assuming this Agreement constitutes a valid and binding agreement of Dogwood, constitutes a valid and binding agreement with respect to Individual, enforceable against Individual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;
(c)	Individual beneficially owns the Shares and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)	the execution and delivery of this Agreement by Individual does not, and the performance by Individual of its obligations hereunder and the compliance by Individual with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Individual is a party or by which Individual is bound, or any Law, statute, rule or regulation to which Individual is subject or, in the event that Individual is a corporation, partnership, trust or other Entity, any bylaw, certificate of incorporation, certificate of formation or other organizational document of Individual; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Individual of its obligations under this Agreement in any material respect;
(e)	the execution and delivery of this Agreement by Individual does not, and the performance of this Agreement by Individual does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, governmental or quasi-governmental authority or regulatory authority by Individual except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Individual of its obligations under this Agreement in any material respect;
(f)	no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Dogwood in respect of this Agreement based upon any contract made by or on behalf of Individual; and
(g)	as of the date of this Agreement, there is no action, suit, litigation, arbitration or similar legal proceeding pending or, to the knowledge of Individual, threatened against Individual that would reasonably be expected to prevent or delay the performance by Individual of its obligations under this Agreement in any material respect.
6.	Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement Individual does hereby appoint Dogwood and any of its designees with full power of substitution and resubstitution, as Individual’s true and lawful attorney and irrevocable proxy, to the fullest extent of Individual’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Individual’s name (solely in its capacity as a stockholder) to any stockholder consent, if Individual is unable to perform or otherwise does not perform its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Individual intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Individual with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Individual and the obligations of Individual shall be binding on Individual’s heirs, personal representatives, successors, transferees and assigns. Individual hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares or New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Individual hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to Dogwood to issue and sell to Individual the Shares and that such proxy is given to secure the obligations of Individual under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
8.	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Dogwood any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Individual, and Dogwood does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Dogwood or exercise any power or authority to direct Individual in the voting of any of the Shares or New Shares, except as otherwise provided herein.
9.	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 9 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
10.	Further Assurances. Individual shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Dogwood may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
11.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.	Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
13.	No Waivers. No waivers of any breach of this Agreement extended by Dogwood to Individual shall be construed as a waiver of any rights or remedies of Dogwood with respect to any other stockholder of Dogwood who has executed an agreement substantially in the form of this Agreement with respect to Shares or New Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Individual or any other stockholder of Dogwood. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
14.	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 14, (c) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 20 of this Agreement.
15.	Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.
16.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.
17.	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of Individual may be waived, amended or otherwise modified in a writing signed by Dogwood and Individual.
18.	Fees and Expenses. Except as otherwise specifically provided herein, the Exchange Agreement or any other agreement contemplated by the Exchange Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
19.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.
20.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):
(i)If to Dogwood, to:

Dogwood Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Attention: Angela Walsh

Email Address: angela@dwtx.com

with a copy to (which shall not constitute notice):

Duane Morris LLP

30 S. 17th St.

Philadelphia, PA 19103

United States

Attention: Darrick Mix

Email: dmix@duanemorris.com

(ii)If to Individual, to:

[__]

[__]

[__]

Email: [__]

21.	Construction.
(a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e)	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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EXECUTED as of the date first above written.

_________________________________

[__]

EXECUTED as of the date first above written.

DOGWOOD THERAPEUTICS, INC.

By:______________________________

Name:

Title:

Schedule 1

1.	Approval of the conversion of any and all shares of Series A-1 Non-Voting Preferred Stock of the Company into shares of the Company’s common stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Non-Voting Convertible Preferred Stock.

2.	Approval of an amendment to Dogwood’s certificate of incorporation to effectuate a reverse stock split of all outstanding shares of Dogwood common stock.